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Exhibit 99.1

[LOGO] Washington Group International Intergrated Engineering Construction, and Management Solutions	NEWS RELEASE

720 Park Blvd./P.O. Box 73 Boise, Idaho 83729 • www.wgint.com	Contact: Jack Herrmann Phone: (208) 38-5532
FOR RELEASE:

September 29, 2003

WASHINGTON GROUP INTERNATIONAL NAMES JERRY K. LEMON
VICE PRESIDENT AND CONTROLLER

        Boise, Idaho—Washington Group International, Inc. (NASDAQ: WGII) announced today that Jerry K. Lemon—an 18-year public accounting veteran—will join the company as vice president and controller effective October 13.

        He will be responsible for all accounting functions and policies, external reporting, and financial control systems for Washington Group and report to George H. Juetten, executive vice president and chief financial officer.

        Prior to joining Washington Group, Lemon was a partner with KPMG where he was responsible for financial audits and other advisory services for publicly held companies with operations both in the United States and internationally. He previously served in a variety of positions of increasing responsibility with Arthur Andersen LLP in Salt Lake City, Utah, becoming a partner in that firm in 1999. He has experience in a variety of industries including services, energy, mining, manufacturing, and technology.

        "Jerry is ideally suited for this position, with a proven record of achievement in a wide range of financial and accounting matters," said Juetten. "His broad perspective across so many different industries is a welcome addition to our corporate staff in Boise, particularly as we enter a promising period of Washington Group's business growth."

        Lemon earned an accounting degree from Brigham Young University and is a Certified Public Accountant.

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides premier science, engineering, construction, operations, program-management, and development services in 15 major markets.

Markets Served

        Energy, consumer products, environmental, government, heavy civil, industrial, manufacturing, mining, nuclear services, facilities management, process, telecommunications, transportation, water resources, and weapons demilitarization.

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WASHINGTON GROUP INTERNATIONAL NAMES JERRY K. LEMON VICE PRESIDENT AND CONTROLLER